Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Augme Technologies, Inc. (Form S-3 No. 333-175191, and Form S-8 Nos. 333-76528, 333-117481, 333-157475, 333-158382, 333-160894, 333-163918, 333-170067, 333-170069 and 333-180740) of our reports dated May 13, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Augme Technologies, Inc. for the year ended February 28, 2011, appearing in this Annual Report on Form 10-K.

/s/ Freedman & Goldberg, CPA’s P.C.

Farmington Hills, MI
May 8, 2012